Exhibit 99.1

            FOR IMMEDIATE RELEASE:        FEBRUARY 2, 1998

            CONTACT: NADINE Z. GENET MARY K. GRANBERG    MARK H. FERGUSON
                     PUBLIC AFFAIRS  INVESTOR RELATIONS  CHAIRMAN, PRESIDENT AND
                     (314) 425-8174  (314) 425-8237      CHIEF EXECUTIVE OFFICER
                                                         FIRSTBANK OF ILLINOIS
                                                         CO.
                                                         (217) 753-7543

            NYSE SYMBOL:  MTL
            IN NEWSPAPER STOCK TABLES GENERALLY MERCBC OR MERCBCPMO

                   MERCANTILE ANNOUNCES PLANS TO MERGE WITH
                            FIRSTBANK OF ILLINOIS CO.

      ST. LOUIS--Mercantile Bancorporation Inc. (NYSE: MTL), the St. Louis-based $30 billion bank holding company, today announced plans to merge with Firstbank of Illinois Co. (NASDAQ: FBIC), a $2.2 billion multi-bank holding company headquartered in Springfield, Illinois. Firstbank operates 48 offices across 13 banking markets--11 in Illinois and two in Missouri.

      The merger with Firstbank will significantly strengthen Mercantile's presence in Illinois, moving the bank from the third to the number one position in "outstate Illinois," which excludes the nine counties that comprise the Chicago market. In central Illinois, Mercantile will establish a presence in the adjacent Springfield, Jacksonville and Taylorville markets, as well as Bloomington, Mattoon and Carlinville. In the attractive Metro East communities of the St. Louis metropolitan area, Mercantile will enter the Highland, O'Fallon and Fairview Heights markets, and improve its position in Belleville, Granite City, Edwardsville and Collinsville. In southern Illinois, Firstbank's position in Benton and Marion will complement Mercantile's existing franchise.

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Mercantile to Merge with Firstbank of Illinois Co., Add One


      "With the Firstbank merger, Mercantile has the unparalleled opportunity to become the number one bank in outstate Illinois," said Thomas H. Jacobsen, Mercantile's Chairman, President and Chief Executive Officer. "In addition, Mercantile's newly established presence in central Illinois provides a strong platform on which to solidify its position throughout the state."

      "This partnership with mercantile, one of the premier banking organizations in the Midwest, will benefit all of our important constituencies," said Mark H. Ferguson, Firstbank's Chairman, President and Chief Executive Officer. "Our shareholders will become investors in a larger, more diversified institution that is not only a strong financial partner, but also one that shares our long-standing commitment to the local communities we serve. Just as important will be our ability to offer our customers a broader range of products and services, as well as access to a greater number of convenient banking locations."

      Ferguson will retain primary responsibilities for Firstbank's current Illinois banks outside the St. Louis metropolitan area after they become part of Mercantile, and will assume additional responsibilities as part of the combined organization's plans for expansion throughout the state.

      Based upon Mercantile's closing stock price of $50.50 on January 30, 1998, the transaction is valued at approximately $697 million. Firstbank shareholders will receive .8308 shares of Mercantile common stock for each share of Firstbank common stock. The merger is structured as a tax-free exchange, will be accounted for as a pooling of interests, and is expected to close in the third quarter of 1998. As part of its agreement with Mercantile, Firstbank granted Mercantile an option to acquire 19.9 percent of its issued and outstanding shares of common stock, exercisable under certain circumstances. In addition, Mercantile may repurchase up to 10

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Mercantile to Merge with Firstbank of Illinois Co., Add Two percent of the shares issued in the transaction. The merger is subject to the approval of Firstbank shareholders and various regulatory authorities.

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Mercantile Bancorporation Inc., a $30 billion asset multi-bank holding company headquartered in St. Louis, operates offices in more than 500 locations throughout Missouri, Iowa, Kansas, Illinois and Arkansas. Mercantile currently has acquisitions pending with Horizon Bancorp, Inc., headquartered in Arkadelphia, Arkansas; HomeCorp, Inc., headquartered in Rockford, Illinois; and CBT Corporation, headquartered in Paducah, Kentucky. Mercantile's non-banking subsidiaries include companies providing brokerage services, asset-based lending, investment advisory services, leasing services and credit life and other insurance products as agent.